EXHIBIT 99.1

Press Release

Las Vegas Sands Announces Executive Leadership Team

Robert G. Goldstein Becomes Chairman and Chief Executive Officer;
Patrick Dumont Named President and Chief Operating Officer

LAS VEGAS, January 26, 2021 – Las Vegas Sands has named long-time company executive Robert G. Goldstein chairman and chief executive officer, after having assumed the role as acting chairman and chief executive officer on January 7, 2021. Patrick Dumont has been named president and chief operating officer, and Randy Hyzak will now serve as chief financial officer. Mr. Dumont previously served as executive vice president and chief financial officer, and Mr. Hyzak was chief accounting officer.

The changes come as the company continues to mourn the loss of its visionary founder, Mr. Sheldon G. Adelson, who was the company’s chairman and chief executive officer since its inception. Mr. Adelson passed away on January 11 at the age of 87 from complications related to treatment for non-Hodgkin’s Lymphoma.

“Mr. Adelson’s leadership guided us to the top of our industry, and his legacy lives on through the company’s 50,000 team members and the iconic properties he developed around the world,” said Mr. Goldstein. “Our spirits have been dimmer in these few weeks since his passing, but the future of the company he founded shines bright. He would expect nothing less than an aggressive pursuit of the work he started, and I am determined to lead this company forward in a way that best honors his vision.”

Mr. Goldstein joined the company in 1995 and became a member of the Board of Directors in January 2015. Prior to his appointment as chairman and chief executive officer, Mr. Goldstein had served as president and chief operating officer since January 2015. His previous roles with the company include president of global gaming operations and executive vice president and president and chief operating officer of The Venetian and The Palazzo Las Vegas.

Mr. Dumont joined Sands in 2010 and has been a director of the company since April 2017. In addition to his role as executive vice president and chief financial officer, Mr. Dumont also held positions as senior vice president, finance and strategy, and vice president, corporate strategy. Prior to his roles at Sands, Mr. Dumont worked in corporate finance.

“Mr. Adelson established the roadmap for the future of this company, and that roadmap is unchanged. I am dedicated to working with Rob and our leadership team to make our strategic objectives a reality,” said Mr. Dumont. “Our path forward is clear and remains true to the principles our founder was committed to for so many years – we will continue supporting our people and the local communities in which we operate, reinvesting in our current markets, producing strong returns for our shareholders and aggressively pursuing new development opportunities.”

With Mr. Dumont’s appointment, Mr. Hyzak now assumes the role of chief financial officer, after serving as senior vice president and chief accounting officer since joining the company in March 2016. Prior to Sands, Mr. Hyzak served as vice president and chief accounting officer at Freescale Semiconductor, Ltd., and previously held other finance and accounting leadership positions at Freescale Semiconductor, including corporate controller.

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About Las Vegas Sands Corp. (NYSE: LVS)

Las Vegas Sands is the world’s preeminent developer and operator of world-class Integrated Resorts. We deliver unrivaled economic benefits to the communities in which we operate.

Sands created the meetings, incentives, convention and exhibition (MICE)-based Integrated Resort. Our industry-leading Integrated Resorts provide substantial contributions to our host communities including growth in leisure and business tourism, sustained job creation and ongoing financial opportunities for local small and medium-sized businesses.

Our properties include The Venetian Resort and Sands Expo in Las Vegas, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., we have developed the largest portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, The Londoner Macao and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

Sands is dedicated to being a good corporate citizen, anchored by the core tenets of serving people, planet and communities. We deliver a great working environment for our team members worldwide, drive social impact through the Sands Cares community engagement and charitable giving program and lead in environmental performance through the award-winning Sands ECO360 global sustainability program. To learn more, please visit www.sands.com.

Forward-Looking Statements
This press release contains forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to: the uncertainty of the extent, duration and effects of the COVID-19 pandemic and the response of governments and other third parties, including government-mandated property closures, increased operational regulatory requirements or travel restrictions, on our business, results of operations, cash flows, liquidity and development prospects; general economic conditions; disruptions or reductions in travel and our operations due to natural or man-made disasters, pandemics, epidemics, or outbreaks of infectious or contagious diseases; our ability to invest in future growth opportunities; execute our previously announced capital expenditure programs in both Macao and Singapore, and produce future returns; new development, construction and ventures; government regulation; risks relating to our gaming licenses and subconcession; our subsidiaries’ ability to make distribution payments to us; substantial leverage and debt service; fluctuations in currency exchange rates and interest rates; gaming promoters; competition; tax law changes; transportation infrastructure in Macao; political instability, civil unrest, terrorist acts or war; legalization of gaming; insurance; and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

Contacts:

Investment Community:
Daniel Briggs
(702) 414-1221

Media:
Ron Reese
(702) 414-3607